UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

Graco Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota		55413
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 623-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2012, the Federal Trade Commission (the “FTC”), with the consent of the parties as part of the FTC’s consideration of a settlement proposal by Graco, served an order that allows Graco’s proposed acquisition of the finishing businesses of Illinois Tool Works Inc. (“ITW”) to proceed to an anticipated closing on April 2, 2012, subject to certain conditions. Graco has agreed to hold ITW’s liquid finishing businesses separate from the rest of Graco’s business following the closing, to allow the FTC time to conduct an investigation as to what portion of ITW’s liquid finishing assets Graco must divest in order to resolve the competitive concerns with the acquisition that the FTC has alleged in its complaint against the parties. Following the conclusion of the FTC’s investigation, the FTC will enter a decision and order in the matter. Graco will have 180 days from the date the FTC’s decision and order becomes final to complete the required divestiture. The FTC has withdrawn the matter from administrative litigation and it is anticipated that it will shortly withdraw its federal court challenge to the transaction as well. The terms of the settlement are outlined in an Agreement between Graco, ITW, and ITW Finishing LLC, as respondents, and Counsel for the FTC, which has been approved by the FTC Commissioners and is filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement between Graco Inc., Illinois Tool Works Inc., and ITW Finishing LLC, as the Respondents, and Counsel for the Federal Trade Commission.

99.1	Press Release dated March 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

By	/s/ Karen Park Gallivan
Karen Park Gallivan
Vice President, General Counsel and Secretary

Date: March 27, 2012